Exhibit 3.1

Doorlopende tekst van de statuten van Terra Innovatum Global N.V. zoals deze luiden na het verlijden van de notariële akte houdende grensoverschrijdende omzetting en statutenwijziging, voor een waarnemer van mr. Michel Pieter van Agt, notaris te Amsterdam, op 6 oktober 2025, welke grensoverschrijdende omzetting effectief geworden is op 7 oktober 2025.

STATUTEN

HOOFDSTUK 1 – DEFINITIES EN INTERPRETATIE

1	Definities

1.1	In deze statuten hebben de volgende woorden de volgende betekenis:

aandeel: een aandeel in het kapitaal van de vennootschap, tenzij het tegendeel blijkt, is daaronder begrepen elk gewoon aandeel en elk preferent aandeel;

aandeelhouder: een houder van een of meer aandelen, tenzij het tegendeel blijkt, is daaronder begrepen iedere houder van gewone aandelen en iedere houder van preferente aandelen;

accountant: een accountant als bedoeld in artikel 2:393 BW, of een organisatie waarin accountants als bedoeld in artikel 2:393 BW samenwerken;

algemene vergadering: het orgaan van de vennootschap bestaande uit aandeelhouders en alle andere vergadergerechtigden of een bijeenkomst van aandeelhouders en andere vergadergerechtigden, al naar gelang het geval;

bestuur: het bestuur van de vennootschap;

bestuurder: een uitvoerende bestuurder of een niet uitvoerende bestuurder;

bestuursreglement: het schriftelijk reglement vastgesteld door het bestuur als bedoeld in artikel 22.4;

bestuursverslag: het bestuursverslag van de vennootschap als bedoeld in artikel 2:391 BW;

BCA: de business combination agreement aangegaan op eenentwintig april tweeduizend vijfentwintig door en tussen GSR III Acquisition Corp. en Terra Innovatum s.r.l. en andere partijen die door ondertekening van toetredingsdocumentatie partij worden bij deze business combination agreement, zoals van tijd tot tijd gewijzigd of volledig opnieuw vastgesteld, en die contractuele afspraken bevat tussen de voornoemde partijen met betrekking tot, onder andere, de conversie van preferente aandelen in gewone aandelen;

bijzondere dividendreserve: heeft de betekenis zoals daaraan toegekend in artikel 35.1;

BW: het Burgerlijk Wetboek;

conversiebevestiging: heeft de betekenis zoals daaraan toegekend in artikel 7.4;

conversieverzoek: heeft de betekenis zoals daaraan toegekend in artikel 7.2;

dochtermaatschappij: een dochtermaatschappij van de vennootschap, als bedoeld in artikel 2:24a BW;

gewoon aandeel: een gewoon aandeel in het kapitaal van de vennootschap;

groepsmaatschappij: een groepsmaatschappij van de vennootschap als bedoeld in artikel 2:24b BW;

handelsdag: een dag waarop alle effectenbeurzen waarop gewone aandelen op verzoek van of namens de vennootschap van tijd tot tijd (voorwaardelijk of onvoorwaardelijk) tot de handel zijn toegelaten, geopend zijn voor handel;

jaarrekening: de jaarrekening van de vennootschap zoals bedoeld in artikel 2:361 BW;

NCGC: de Nederlandse Corporate Governance Code, zoals van tijd tot tijd gewijzigd;

niet uitvoerende bestuurder: een lid van het bestuur benoemd als niet uitvoerende bestuurder;

registratiedatum: de achtentwintigste (28e) kalenderdag vóór de datum van een algemene vergadering;

preferent aandeel: een converteerbaar preferent aandeel in het kapitaal van de vennootschap;

schriftelijk: per brief, e-mail, of door een op andere wijze langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;

soortvergadering: de vergadering van houders van aandelen van een bepaalde soort, en betekent bij toevoeging van een soort aandelen de soortvergadering van die soort;

soortvergadering preferente aandelen: de vergadering van houders van preferente aandelen;

statuten: deze statuten;

stemgerechtigden: aandeelhouders met stemrecht, vruchtgebruikers met stemrecht en pandhouders met stemrecht in de algemene vergadering;

uitvoerende bestuurder: een lid van het bestuur benoemd als uitvoerende bestuurder;

vennootschap: de vennootschap waarop deze statuten betrekking hebben;

vergadergerechtigden: aandeelhouders, vruchtgebruikers met vergaderrecht en pandhouders met vergaderrecht;

vergaderrecht: het recht om, in persoon of bij een schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daarin het woord te voeren.

2	Interpretatie

2.1	Verwijzingen naar artikelen worden geacht te verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.

2.2	Elke verwijzing naar een geslacht omvat alle geslachten.

HOOFDSTUK II – NAAM, ZETEL EN DOEL

3	Naam en zetel

3.1	De naam van de vennootschap is Terra Innovatum Global N.V.

3.2	De vennootschap is gevestigd in Amsterdam.

4	Doel

De vennootschap heeft ten doel:

(a)	het ontwerpen, ontwikkelen en op de markt brengen van micromodulaire kernreactoren, rechtstreeks of via haar groepsmaatschappijen;

(b)	het leveren van technische en wetenschappelijke diensten op verschillende gebieden van de techniek, waaronder energie (ook op basis van kernsplijting), werktuigbouwkunde, transport, afvalbeheer en milieuvriendelijke systemen en infrastructuren, rechtstreeks of via haar groepsmaatschappijen;

(c)	het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen;

(d)	het financieren van ondernemingen en vennootschappen;

(e)	het lenen, uitlenen en bijeenbrengen van gelden, daaronder begrepen het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

(f)	het verstrekken van adviezen en het verlenen van diensten aan groepsmaatschappijen en aan derden;

(g)	het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap voor verplichtingen van de vennootschap, groepsmaatschappijen en/of derden;

(h)	het verkrijgen, vervreemden, beheren en exploiteren van registergoederen en van vermogenswaarden in het algemeen;

(i)	het verhandelen van valuta, effecten en vermogenswaarden in het algemeen;

(j)	het ontwikkelen en verhandelen van patenten, merkrechten, licenties, know how en andere intellectuele en industriële eigendomsrechten; en

(k)	het verrichten van alle soorten industriële, financiële en commerciële activiteiten,

en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

HOOFDSTUK III – AANDELENKAPITAAL

5	Maatschappelijk kapitaal

5.1	Het maatschappelijk kapitaal van de vennootschap bedraagt vijf miljoen achthonderdvierduizend euro (EUR 5.804.000,00).

5.2	Het maatschappelijk kapitaal van de vennootschap is verdeeld in vijfhonderd miljoen (500.000.000) gewone aandelen, met een nominaal bedrag van één eurocent (EUR 0,01) elk en achtduizend veertig (8.040) preferente aandelen, met een nominaal bedrag van éénhonderd euro (EUR 100,00) elk.

5.3	Door de conversie van een of meer preferente aandelen in gewone aandelen als bedoeld in artikel 7, neemt het maatschappelijk kapitaal af met het aantal geconverteerde preferente aandelen en neemt het maatschappelijk kapitaal toe met het aantal gewone aandelen waarin de betreffende preferente aandelen zijn geconverteerd.

5.4	Binnen acht (8) kalenderdagen na een conversie van een of meer preferente aandelen in gewone aandelen, zal het bestuur (i) een kennisgeving daarvan deponeren bij het handelsregister, welke kennisgeving ten minste het maatschappelijk kapitaal na de conversie moet bevatten en (ii) de conversie registreren in het aandeelhoudersregister als bedoeld in artikel 7.

5.5	Aandeelbewijzen worden niet uitgegeven.

6	Aandeelhoudersregister

6.1	Het bestuur houdt een aandeelhoudersregister; het bestuur mag een bewaarder aanwijzen om het register namens het bestuur te houden. Het register wordt regelmatig bijgewerkt. Het register kan in verschillende delen en op verschillende locaties worden gehouden. Het register kan deels buiten Nederland worden gehouden ter voldoening aan de aldaar geldende wetgeving of ingevolge voorschriften van een effectenbeurs.

6.2	Het aandeelhoudersregister vermeldt van elke aandeelhouder de naam, het adres en de verdere door de wet vereiste of door het bestuur passend geachte informatie. Aandeelhouders zullen tijdig de benodigde gegevens aan het bestuur verstrekken. De gevolgen van het niet, of onjuist, verstrekken van dergelijke gegevens zijn voor rekening van de betreffende aandeelhouder.

6.3	Op verzoek van een aandeelhouder wordt door het bestuur aan hem kosteloos een schriftelijk bewijs verstrekt van de inhoud van het aandeelhoudersregister met betrekking tot de op zijn naam geregistreerde aandelen.

6.4	De artikelen 6.2 en 6.3 zijn van overeenkomstige toepassing op vruchtgebruikers of pandhouders van een of meer aandelen, met uitzondering van een houder van een pandrecht dat is gevestigd zonder erkenning door of betekening aan de vennootschap.

7	Conversie van preferente aandelen in gewone aandelen

7.1	Elk preferent aandeel kan worden geconverteerd in tienduizend (10.000) gewone aandelen, in overeenstemming met de bepalingen van dit artikel 7.

7.2	Bij vervulling van de contractuele conversievoorwaarden zoals opgenomen in de BCA zoals (i) vrijwillig of (ii) op verzoek van een houder van preferente aandelen (conversieverzoek) is vastgesteld door het bestuur, zal het bestuur de door de aandeelhouders gehouden preferente aandelen converteren in gewone aandelen in overeenstemming met de verhouding zoals uiteengezet in artikel 7.1.

7.3	Het conversieverzoek dient schriftelijk te worden gedaan en vermeldt het aantal en de nummering van de te converteren preferente aandelen.

7.4	De conversie van een of meer preferente aandelen wordt pas van kracht na bevestiging van het bestuur dat aan de contractuele conversievoorwaarden zoals opgenomen in de BCA is voldaan (conversiebevestiging).

7.5	De conversie van een preferent aandelen geschiedt per de datum van afgifte van een conversiebevestiging, dan wel op een zodanige latere datum als vermeld door het bestuur in de conversiebevestiging.

7.6	Door de conversie van een preferent aandeel wordt aan dat preferente aandeel naar evenredigheid toe te rekenen deel van de bijzondere dividendreserve overgeboekt naar de betreffende reserve(s) verbonden aan de gewone aandelen waarin dat preferente aandeel wordt geconverteerd.

8	Uitgifte van aandelen

8.1	Aandelen worden uitgegeven ingevolge een besluit van het bestuur, indien het bestuur daartoe bij besluit van de algemene vergadering voor een bepaalde duur is aangewezen en met inachtneming van de daarvoor geldende wettelijke voorschriften. Een dergelijke aanwijzing door de algemene vergadering moet vermelden hoeveel aandelen mogen worden uitgegeven. De aanwijzing kan telkens voor bepaalde opeenvolgende perioden worden verlengd, met inachtneming van de daarvoor geldende wettelijke voorschriften. Tenzij bij de aanwijzing anders is bepaald, kan de aanwijzing niet worden ingetrokken.

8.2	Indien en voor zover het bestuur niet is aangewezen door de algemene vergadering, worden aandelen uitgegeven ingevolge een besluit van de algemene vergadering. De algemene vergadering blijft naast het bestuur bevoegd te besluiten tot de uitgifte van aandelen indien zulks uitdrukkelijk is bepaald in het besluit waarbij het bestuur wordt aangewezen als bevoegd te besluiten tot de uitgifte van aandelen als omschreven in artikel 8.1.

8.3	De artikelen 8.1 en 8.2 zijn van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar zijn niet van toepassing op een uitgifte van aandelen aan een persoon die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

8.4	Indien het besluit van de algemene vergadering tot uitgifte van aandelen of tot aanwijzing van de bevoegdheid tot uitgifte van aandelen aan het bestuur als bedoeld in artikel 8.1 afbreuk doet aan de rechten van houders van aandelen van een bepaalde soort, is voor de geldigheid van een dergelijk besluit van de algemene vergadering een voorafgaande of gelijktijdige goedkeuring vereist door de betreffende groep van houders van aandelen van een bepaalde soort.

8.5	Een besluit van de algemene vergadering als bedoeld in dit artikel 7 kan slechts worden genomen op voorstel van het bestuur.

9	Voorkeursrechten

9.1	Iedere houder van gewone aandelen heeft bij uitgifte van gewone aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn gewone aandelen. Dit voorkeursrecht is niet van toepassing op:

(a)	gewone aandelen die worden uitgegeven aan werknemers van de vennootschap of van een groepsmaatschappij;

(b)	gewone aandelen die worden uitgegeven tegen inbreng anders dan in geld; en

(c)	gewone aandelen die worden uitgegeven aan een persoon die een eerder verkregen recht tot het nemen van gewone aandelen uitoefent.

9.2	Houders van preferente aandelen hebben geen voorkeursrecht op enige uitgifte van gewone aandelen en geen enkele aandeelhouder heeft een voorkeursrecht op enige uitgifte van preferente aandelen.

9.3	Voorkeursrechten kunnen worden beperkt of uitgesloten bij besluit van het bestuur, indien het bestuur daartoe door algemene vergadering voor een bepaalde duur is aangewezen en met inachtneming van de daarvoor geldende wettelijke voorschriften, en het bestuur tevens is aangewezen als bevoegd te besluiten tot de uitgifte van aandelen overeenkomstig artikel 8.1. De aanwijzing kan telkens voor bepaalde opvolgende perioden worden verlengd, met inachtneming van de daarvoor geldende wettelijke voorschriften. Tenzij bij de aanwijzing anders is bepaald, kan de aanwijzing niet worden ingetrokken.

9.4	Indien en voor zover het bestuur niet is aangewezen door de algemene vergadering, kunnen voorkeursrechten worden beperkt of uitgesloten bij besluit van de algemene vergadering. De algemene vergadering blijft, naast het bestuur, bevoegd tot het beperken of uitsluiten van voorkeursrechten indien dit specifiek is bepaald in het besluit waarin het bestuur wordt gemachtigd tot het beperken of uitsluiten van voorkeursrechten zoals beschreven in artikel 9.2.

9.5	Een besluit van de algemene vergadering tot beperking of uitsluiting van voorkeursrechten en een besluit tot aanwijzing van het bestuur daartoe, kan slechts worden genomen op voorstel van het bestuur en een dergelijk besluit vereist een meerderheid van ten minste twee derde (2/3) van de uitgebrachte stemmen indien minder dan de helft van het geplaatste kapitaal van de vennootschap in de algemene vergadering is vertegenwoordigd.

9.6	Onverminderd het bepaalde in artikel 2:96a BW, stelt de algemene vergadering, respectievelijk het bestuur, bij het nemen van een besluit tot uitgifte van gewone aandelen vast op welke wijze en in welk tijdvak deze voorkeursrechten kunnen worden uitgeoefend.

9.7	Dit artikel 9.1 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen.

10	Storting op aandelen

10.1	Aandelen worden slechts uitgegeven tegen storting van het gehele bedrag waarvoor die aandelen worden uitgegeven en met inachtneming van het bepaalde in de artikelen 2:80, 2:80a en 2:80b BW.

10.2	Storting op aandelen moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. Storting anders dan in geld moet geschieden met inachtneming van het bepaalde in artikel 2:94b BW. Storting in een andere valuta dan euro kan slechts geschieden met goedkeuring van de vennootschap en met inachtneming van het bepaalde in artikel 2:93a BW.

10.3	Gewone aandelen uitgegeven aan (i) huidige of voormalige werknemers van de vennootschap of van een groepsmaatschappij, (ii) huidige of voormalige bestuurders onder een voor hen geldende participatieregeling van de vennootschap en (iii) houders van een in overeenstemming met artikel 8.3 verleend recht tot het nemen van gewone aandelen, kunnen worden volgestort ten laste van de reserves van de vennootschap, zulks onverminderd de bepalingen van artikel 35.

10.4	Het bestuur kan rechtshandelingen als bedoeld in artikel 2:94 BW verrichten zonder de voorafgaande goedkeuring van de algemene vergadering.

HOOFDSTUK IV – EIGEN AANDELEN EN KAPITAALVERMINDERING

11	Verkrijging van eigen aandelen en vervreemding van aandelen

11.1	De vennootschap mag volgestorte aandelen verkrijgen (i) om niet of (ii) tegen betaling indien en voor zover de algemene vergadering het bestuur daartoe heeft gemachtigd voor een bepaalde duur en met inachtneming van de daarvoor geldende wettelijke voorschriften. De algemene vergadering stelt in de machtiging vast hoeveel aandelen mogen worden verkregen door de vennootschap, hoe zij mogen worden verkregen en tussen welke grenzen de prijs moet liggen.

11.2	De machtiging van de algemene vergadering is niet vereist indien de vennootschap volgestorte aandelen verkrijgt om deze aandelen, krachtens enige voor hen geldende participatieregeling, over te dragen aan werknemers in dienst van de vennootschap of van een groepsmaatschappij, op de voorwaarde dat deze aandelen zijn opgenomen in een prijscourant van een effectenbeurs.

11.3	Elke vervreemding van aandelen door de vennootschap vereist een besluit van het bestuur. Een dergelijk besluit zal ook de voorwaarden van de vervreemding bepalen.

12	Kapitaalvermindering

12.1	De algemene vergadering kan slechts op voorstel van het bestuur besluiten tot vermindering van het geplaatste kapitaal van de vennootschap door (i) het nominale bedrag van aandelen bij statutenwijziging te verminderen of (ii) intrekking van aandelen die de vennootschap zelf houdt.

12.2	Een besluit van de algemene vergadering tot vermindering van het geplaatste kapitaal van de vennootschap, vereist een meerderheid van ten minste twee derde (2/3) van de uitgebrachte stemmen, indien minder dan de helft van het geplaatste kapitaal van de vennootschap in de algemene vergadering is vertegenwoordigd.

12.3	Een besluit van de algemene vergadering om het geplaatste kapitaal van de vennootschap te verminderen door intrekking van alle preferente aandelen, behoeft de voorafgaande of gelijktijdige goedkeuring door de soortvergadering preferente aandelen.

12.4	Indien het besluit van de algemene vergadering tot vermindering van het geplaatste kapitaal van de vennootschap door het nominale bedrag van aandelen bij statutenwijziging te verminderen, afbreuk doet aan de rechten van houders van aandelen van een bepaalde soort, is voor de geldigheid van een dergelijk besluit van de algemene vergadering voorafgaande of gelijktijdige goedkeuring vereist van de betreffende groep van houders van aandelen van een bepaalde soort.

HOOFDSTUK V – LEVERING VAN AANDELEN

13	Levering van aandelen

13.1	Voor de levering van aandelen is een daartoe bestemde akte vereist, alsmede, behoudens in het geval dat de vennootschap zelf bij die rechtshandeling partij is, schriftelijke erkenning door de vennootschap van de levering. Met een dergelijke erkenning staat gelijk de betekening van de leveringsakte, of van een notarieel of gewaarmerkt afschrift of uittreksel daarvan, aan de vennootschap.

13.2	Artikel 13.1 is van overeenkomstige toepassing op de vestiging van een pandrecht of vruchtgebruik op een aandeel, met dien verstande dat een pandrecht ook kan worden gevestigd zonder erkenning door of betekening aan de vennootschap, in welk geval artikel 3:239 BW van toepassing is en de erkenning door of betekening aan de vennootschap in de plaats treedt van de in artikel 3:239 lid 3 BW bedoelde mededeling.

13.3	Indien en zolang een of meer gewone aandelen zijn toegelaten tot de handel op de NASDAQ Stock Market, kan het bestuur besluiten dat het goederenrechtelijke regime met betrekking tot de gewone aandelen wordt beheerst door het recht van de staat New York, Verenigde Staten van Amerika, als gevolg waarvan de artikelen 13.1 en 13.2 niet van toepassing zijn op de gewone aandelen. Een dergelijk besluit en de herroeping ervan zullen ter inzage beschikbaar zijn op de website van de vennootschap en bij het Nederlandse handelsregister.

14	Overdrachtsbeperkingen

14.1	Een overdracht van aandelen is niet onderhevig aan enige overdrachtsbeperking krachtens deze statuten.

HOOFDSTUK VI – BEPERKTE RECHTEN OP AANDELEN

15	Pandrecht op aandelen

15.1	Gewone aandelen kunnen worden verpand. Preferente aandelen kunnen niet worden verpand.

15.2	Indien op een gewoon aandeel een pandrecht is gevestigd komt het aan dat gewone aandeel verbonden stemrecht toe aan de aandeelhouder, tenzij het stemrecht bij de vestiging van het pandrecht aan de pandhouder is toegekend. Een pandhouder met stemrecht heeft vergaderrecht.

15.3	Een aandeelhouder die vanwege een pandrecht geen stemrecht heeft, heeft vergaderrecht. Een pandhouder zonder stemrecht heeft geen vergaderrecht.

16	Vruchtgebruik op aandelen

16.1	Indien op een gewoon aandeel een vruchtgebruik is gevestigd komt het aan dat gewone aandeel verbonden stemrecht toe aan de aandeelhouder, tenzij het stemrecht bij de vestiging van het vruchtgebruik aan de vruchtgebruiker is toegekend. Een vruchtgebruiker met stemrecht heeft vergaderrecht.

16.2	Indien op een preferent aandeel een vruchtgebruik is gevestigd komt het aan dat preferente aandeel verbonden stemrecht toe aan de aandeelhouder. Het aan het preferente aandeel verbonden stemrecht mag niet worden toegekend aan de vruchtgebruiker.

16.3	Een aandeelhouder die vanwege een vruchtgebruik geen stemrecht heeft, heeft vergaderrecht. Een vruchtgebruiker zonder stemrecht heeft geen vergaderrecht.

17	Certificaten van aandelen

De vennootschap verleent geen medewerking aan de uitgifte van certificaten van aandelen.

HOOFDSTUK VII – BESTUUR EN TOEZICHT

18	Bestuur: samenstelling, benoeming, schorsing en ontslag

18.1	De vennootschap wordt bestuurd door het bestuur. Het bestuur bestaat uit één (1) of meer uitvoerende bestuurders en twee (2) of meer niet uitvoerende bestuurders. Het bestuur stelt het aantal uitvoerende bestuurders en het aantal niet uitvoerende bestuurders vast. Alleen natuurlijke personen kunnen bestuurder zijn.

18.2	De uitvoerende bestuurders en niet uitvoerende bestuurders worden als zodanig benoemd door de algemene vergadering uit een bindende voordracht door het bestuur. Een voordracht door het bestuur vermeldt of een persoon wordt voorgedragen voor benoeming tot uitvoerende bestuurder of niet uitvoerende bestuurder. De persoon voorgedragen voor benoeming wordt benoemd door een besluit van de algemene vergadering genomen met een gewone meerderheid van de uitgebrachte stemmen.

18.3	De algemene vergadering kan te allen tijde een bindende voordracht tot benoeming van een bestuurder terzijde stellen met een gewone meerderheid van de uitgebrachte stemmen die ten minste één derde (1/3) van het geplaatste kapitaal van de vennootschap vertegenwoordigen. Indien de voordracht één (1) kandidaat voor een vacature omvat, leidt een besluit omtrent de voordracht tot de benoeming van de kandidaat, tenzij de voordracht terzijde wordt geschoven. Indien de bindende voordracht tot benoeming een bestuurder terzijde wordt gesteld, kan een nieuwe bindende voordracht worden gemaakt.

18.4	Een bestuurder wordt benoemd voor een termijn van maximaal één (1) jaar, met dien verstande dat zijn termijn eindigt onmiddellijk na sluiting van de jaarlijkse algemene vergadering gehouden in het jaar na zijn benoeming. Een bestuurder kan worden herbenoemd met inachtneming van de vorige zin. Een niet uitvoerende bestuurder kan in functie zijn voor een termijn van ten hoogste twaalf (12) jaar, al dan niet onderbroken, tenzij de algemene vergadering op voorstel van het bestuur anders besluit.

18.5	De algemene vergadering kan iedere bestuurder te allen tijde schorsen of ontslaan. Een besluit van de algemene vergadering tot schorsing of ontslag van een bestuurder anders dan op voordracht van het bestuur vereist een meerderheid van ten minste twee derde (2/3) van de uitgebrachte stemmen. Het bestuur kan een uitvoerende bestuurder te allen tijde schorsen.

18.6	Een schorsing kan een of meer keren worden verlengd, maar kan in totaal niet langer dan drie (3) maanden duren. Indien aan het einde van die periode geen besluit is genomen over het opheffen van de schorsing of over het ontslag, zal de schorsing eindigen. Een schorsing kan te allen tijde door de algemene vergadering worden opgeheven.

19	Bestuur: belet of ontstentenis

19.1	In geval van belet of ontstentenis van een uitvoerende bestuurder, zijn de overblijvende uitvoerende bestuurders tijdelijk belast met de uitvoerende bestuurstaken van de vennootschap, met dien verstande dat het bestuur een tijdelijke vervanger kan aanwijzen. In geval van belet of ontstentenis van alle uitvoerende bestuurders, zijn de niet uitvoerende bestuurders tijdelijk belast met de uitvoerende bestuurstaken van de vennootschap, met dien verstande dat het bestuur een of meer tijdelijke vervangers kan aanwijzen.

19.2	In geval van belet of ontstentenis van een niet uitvoerende bestuurder, zijn de overblijvende niet uitvoerende bestuurders van de vennootschap tijdelijk belast met de taken en bevoegdheden van die niet uitvoerende bestuurder, met dien verstande dat het bestuur een tijdelijke vervanger kan aanwijzen. In geval van belet of ontstentenis van alle niet uitvoerende bestuurders, is de algemene vergadering bevoegd een of meerdere natuurlijke personen aan te wijzen aan wie tijdelijk de taken en bevoegdheden van niet uitvoerende bestuurders toekomen.

19.3	Er is in ieder geval sprake van belet van een bestuurder zoals bedoeld in de artikelen 19.1 en 19.2:

(a)	gedurende de periode waarvoor de bestuurder schriftelijk heeft aangegeven dat sprake is van belet;

(b)	gedurende de schorsing van de bestuurder; of

(c)	gedurende perioden waarin de vennootschap geen contact met de bestuurder kan leggen (waaronder begrepen als gevolg van ziekte), mits een dergelijke periode langer duurt dan vijf (5) opeenvolgende kalenderdagen (of een dergelijke andere periode in redelijkheid bepaald door het bestuur).

20	Bestuur: CEO, voorzitter van het bestuur en andere titels

20.1	Het bestuur wijst een uitvoerende bestuurder aan als CEO.

20.2	Het bestuur wijst een niet uitvoerende bestuurder aan als voorzitter van het bestuur. Het bestuur kan een niet uitvoerende bestuurder aanwijzen als vicevoorzitter.

20.3	Het bestuur kan ook andere titels toekennen aan bestuurders.

21	Bestuur: bezoldiging

21.1	De vennootschap heeft een beleid met betrekking tot de bezoldiging van uitvoerende bestuurders en niet uitvoerende bestuurders. Het bezoldigingsbeleid wordt door de algemene vergadering vastgesteld op voorstel van het bestuur. Een besluit tot vaststelling van het bezoldigingsbeleid vereist een gewone meerderheid van de uitgebrachte stemmen.

21.2	De bezoldiging van de uitvoerende bestuurders wordt vastgesteld door het bestuur met inachtneming van het door de algemene vergadering vastgestelde bezoldigingsbeleid. De uitvoerende bestuurders nemen niet deel aan de beraadslaging en besluitvorming ten aanzien van de vaststelling van de bezoldiging van de uitvoerende bestuurders.

21.3	De bezoldiging van de niet uitvoerende bestuurders wordt vastgesteld door het bestuur met inachtneming van het door de algemene vergadering vastgestelde bezoldigingsbeleid.

21.4	Een voorstel ten aanzien van regelingen van bezoldigingen in de vorm van aandelen of rechten tot het nemen van aandelen wordt door het bestuur ter goedkeuring aan de algemene vergadering voorgelegd. Dit voorstel bepaalt ten minste het maximale aantal aandelen of rechten tot het nemen van aandelen dat aan bestuurders kan worden toegekend en welke criteria gelden voor toekenning of wijziging.

22	Bestuur: taken en plichten

22.1	Het bestuur is belast met het besturen van de vennootschap en heeft daartoe binnen de grenzen van de wet alle bevoegdheden welke bij deze statuten niet aan anderen zijn toegekend. Bij de vervulling van hun taak richten de bestuurders zich naar het belang van de vennootschap en de met haar verbonden onderneming.

22.2	De uitvoerende bestuurders zijn primair verantwoordelijk voor de dagelijkse gang van zaken binnen de vennootschap. De niet uitvoerende bestuurders houden toezicht op (i) het beleid en de taakuitoefening van de uitvoerende bestuurders en (ii) de algemene gang van zaken van de vennootschap en geven advies en richting aan de uitvoerende bestuurders. De uitvoerende bestuurders zullen tijdig aan de niet uitvoerende bestuurders de informatie verstrekken die nodig is om hun taak uit te oefenen.

22.3	De bestuurders vervullen voorts alle taken die bij of krachtens de wet of deze statuten aan hen zijn en worden toebedeeld.

22.4	Het bestuur stelt met inachtneming van deze statuten een bestuursreglement vast met betrekking tot zijn interne organisatie, de wijze waarop besluiten worden genomen, enige quorumvereisten, de samenstelling, taken en organisatie van commissies en alle andere aangelegenheden die het bestuur, de uitvoerende bestuurders, de niet uitvoerende bestuurders en de door het bestuur ingestelde commissies betreffen.

22.5	Het bestuur kan in het bestuursreglement of anderszins schriftelijk zijn taken en bevoegdheden onder de bestuurders verdelen, met dien verstande dat de volgende taken en bevoegdheden niet aan uitvoerende bestuurders mogen worden toebedeeld:

(a)	het toezicht houden op de uitoefening van de taak van de uitvoerende bestuurders;

(b)	het doen van een voordracht voor de benoeming van bestuurders;

(c)	het vaststellen van de bezoldiging van een uitvoerende bestuurder; en

(d)	het verlenen van een opdracht aan een accountant om de jaarrekening te onderzoeken.

22.6	Onverminderd het bepaalde in deze statuten, zijn aan de goedkeuring van de algemene vergadering onderworpen de besluiten van het bestuur omtrent een belangrijke verandering van de identiteit of het karakter van de vennootschap of de met haar verbonden onderneming, waaronder in ieder geval:

(a)	overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;

(b)	het aangaan of verbreken van enige duurzame samenwerking van de vennootschap of een dochtermaatschappij met een andere rechtspersoon of vennootschap dan wel als volledig aansprakelijke vennoot in een personenvennootschap, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de vennootschap; en

(c)	het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde (1/3) van het bedrag van de activa van de vennootschap volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde jaarrekening, door de vennootschap of een dochtermaatschappij.

23	Bestuur: besluitvorming

23.1	Besluiten van het bestuur worden genomen met een gewone meerderheid van de uitgebrachte stemmen, tenzij deze statuten of het bestuursreglement een versterkte meerderheid vereisen. Iedere bestuurder heeft één (1) stem. Bij staking van stemmen is het voorstel verworpen.

23.2	Een bestuurder kan in een vergadering van het bestuur alleen worden vertegenwoordigd door een schriftelijk gevolmachtigde andere bestuurder.

23.3	Vergaderingen van het bestuur kunnen worden gehouden door middel van een vergadering van bestuurders in persoon of door middel van telefoon, videoconferentie of enige andere elektronische communicatie, mits alle bestuurders die aan een dergelijke vergadering deelnemen in staat zijn gelijktijdig met elkaar te communiceren. Deelname aan een vergadering die op een van de voorgaande wijzen wordt gehouden, geldt als aanwezigheid op die vergadering.

23.4	Een document waaruit blijkt dat een of meer besluiten door het bestuur zijn genomen en dat door de voorzitter van het bestuur of door de voorzitter en de secretaris van de desbetreffende vergadering is ondertekend, geldt als geldig bewijs van die besluiten.

23.5	Het bestuur kan ook buiten vergadering besluiten nemen, mits deze besluiten schriftelijk of anderszins worden vastgelegd en geen van de stemgerechtigde bestuurders zich tegen deze wijze van besluitvorming verzet.

23.6	Een bestuurder neemt niet deel aan de beraadslaging en besluitvorming ingeval van een direct of indirect persoonlijk tegenstrijdig belang tussen die bestuurder en de vennootschap en de met haar verbonden onderneming, of ingeval van betrokkenheid bij een transactie met een verbonden partij in de zin van artikel 2:169 lid 4 BW. Indien het bestuur geen besluit kan nemen omdat alle bestuurders niet aan de beraadslaging en besluitvorming kunnen deelnemen als gevolg van een dergelijk tegenstrijdig belang, of omdat alle bestuurders betrokken zijn bij een transactie met een verbonden partij in de zin van artikel 2:169 lid 4 BW, wordt het besluit niettemin door het bestuur genomen.

23.7	Het bestuur kan krachtens het bestuursreglement of anderszins schriftelijk bepalen dat een of meer bestuurders rechtsgeldig besluiten kunnen nemen omtrent zaken die tot hun taak behoren in de zin van artikel 2:129a lid 3 BW.

24	Bestuur: vrijwaring

24.1	De vennootschap vrijwaart iedere huidige of voormalige bestuurder in elke voorziene of aanhangige actie, rechtszaak, procedure of onderzoek ter zake van elke vordering tegen die bestuurder die verband houdt met de uitoefening van zijn respectievelijke taken als bestuurder, voor alle:

(a)	kosten en uitgaven, met inbegrip van, maar niet beperkt tot, onderbouwde honoraria van advocaten, die redelijkerwijs zijn gemaakt in verband met het voeren van verweer door die bestuurder in de desbetreffende actie, rechtszaak, procedure of onderzoek of een schikking daarvan;

(b)	aansprakelijkheden, verliezen, schaden, boeten, straffen en andere claims en/of financiële gevolgen van (gerechtelijke of arbitrale) uitspraken tegen die bestuurder, met uitzondering van eventuele reputatieschade en (andere) immateriële schade; en

(c)	betalingen door die bestuurder en/of enige andere financiële gevolgen die voortvloeien uit een schikking van een dergelijke actie, rechtszaak, procedure of onderzoek, met uitzondering van reputatieschade en (andere) immateriële schade, onder de voorwaarde van voorafgaande schriftelijke goedkeuring door de vennootschap van een dergelijke schikking (welke goedkeuring niet op onredelijke gronden zal worden onthouden), mits hij te goeder trouw handelde en op een wijze waarvan hij in redelijkheid meende dat die in het belang, of althans niet tegen het belang, van de vennootschap was of buiten zijn mandaat, en, met betrekking tot enigerlei strafrechtelijke actie of procedure geen redelijke aanleiding had te menen dat zijn gedrag onwettig was.

24.2	Elke vrijwaring door de vennootschap als bedoeld in artikel 24.1 wordt slechts gegeven na vaststelling door het bestuur dat in het licht van alle omstandigheden van het geval de betreffende bestuurder in aanmerking komt voor vrijwaring aangezien hij de gedragsnormen van artikel 24.1 in acht heeft genomen.

24.3	Gevrijwaarde bedragen als bedoeld in artikel 24.1 onder (a) tot en met (c) kunnen worden betaald door de vennootschap vóór de uiteindelijke uitspraak in, of afwikkeling van, de betreffende voorziene of aanhangige actie, rechtszaak of procedure tegen die betreffende bestuurder, na een besluit van het bestuur met betrekking tot het betreffende geval.

24.4	Een huidige of voormalige bestuurder heeft geen recht op de in dit artikel 24 bedoelde vrijwaring, indien en voor zover:

(a)	de Nederlandse wet een dergelijke vrijwaring niet toestaat;

(b)	door een bevoegde rechter, rechterlijk college of, in geval van arbitrage, een arbiter of arbitraal college in een einduitspraak, waartegen geen rechtsmiddelen (meer) openstaan, is vastgesteld dat het handelen of nalaten van de huidige of voormalige bestuurder kan worden aangemerkt als opzettelijk, frauduleus, grof nalatig, bewust roekeloos of ernstig verwijtbaar, tenzij zulks in de gegeven omstandigheden naar maatstaven van redelijkheid en billijkheid onaanvaardbaar zou zijn;

(c)	de kosten of het vermogensverlies van de (huidige of voormalige) bestuurder zijn/is gedekt door een verzekering en de verzekeraar is overgegaan tot uitbetaling van de kosten of het vermogensverlies; of

(d)	de betreffende procedure door de vennootschap en/of een groepsmaatschappij aanhangig is gemaakt bij de betreffende rechter, rechterlijk college of, in geval van arbitrage, arbiter of arbitraal college, in welk geval hij onverwijld enig bedrag dat aan hem (vooruit, al naar gelang het geval) door de vennootschap is betaald onder dit artikel 24, zal terugbetalen.

25	Vertegenwoordiging

25.1	Het bestuur is bevoegd de vennootschap te vertegenwoordigen. Iedere uitvoerende bestuurder is eveneens bevoegd de vennootschap te vertegenwoordigen.

25.2	Het bestuur kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Iedere functionaris is bevoegd de vennootschap te vertegenwoordigen, met inachtneming van de beperkingen die hem worden opgelegd. Het bestuur bepaalt de titel van iedere functionaris. Deze functionarissen kunnen worden ingeschreven in het handelsregister onder vermelding van de omvang van hun vertegenwoordigingsbevoegdheid.

HOOFDSTUK VIII – ALGEMENE VERGADERING

26	Algemene vergadering

26.1	Algemene vergaderingen worden gehouden in Amsterdam, Rotterdam of Haarlemmermeer (inclusief Luchthaven Schiphol).

26.2	De jaarlijkse algemene vergadering wordt elk jaar gehouden binnen zes (6) maanden na afloop van het boekjaar van de vennootschap. Andere algemene vergaderingen worden gehouden zo dikwijls het bestuur of de voorzitter van het bestuur zulks noodzakelijk acht.

27	Algemene vergadering: bijeenroeping

27.1	Algemene vergaderingen worden bijeengeroepen door het bestuur of de voorzitter van het bestuur.

27.2	Een of meer aandeelhouders en/of andere vergadergerechtigden die alleen of gezamenlijk ten minste het door de wet voor dit doel voorgeschreven gedeelte van het geplaatste kapitaal van de vennootschap vertegenwoordigen, kunnen het bestuur schriftelijk, onder nauwkeurige opgave van de te behandelen onderwerpen, verzoeken een algemene vergadering bijeen te roepen. Indien het bestuur niet de nodige maatregelen heeft getroffen opdat de algemene vergadering binnen de wettelijke termijn na het verzoek gehouden kan worden, kunnen de verzoekende aandeelhouders en/of andere vergadergerechtigden op hun verzoek door de voorzieningenrechter van de rechtbank worden gemachtigd tot de bijeenroeping van een algemene vergadering.

28	Algemene vergadering: oproeping en agenda

28.1	De oproeping tot een algemene vergadering wordt gedaan door het bestuur door middel van een aankondiging met inachtneming van de wettelijke oproepingstermijn en in overeenstemming met de wet.

28.2	Bij de oproeping tot een algemene vergadering worden vermeld de te behandelen onderwerpen, welke onderwerpen ter bespreking en welke onderwerpen ter stemming zijn, de plaats en het tijdstip van de vergadering, de procedure voor deelname aan de vergadering al dan niet bij schriftelijk gevolmachtigde, het adres van de website van de vennootschap en, indien van toepassing, de procedure voor deelname aan de vergadering en uitoefening van het stemrecht door middel van een elektronisch communicatiemiddel als bedoeld in artikel 29.4, en met inachtneming van hetgeen terzake in de wet is bepaald.

28.3	Bij de oproeping tot een algemene vergadering wordt tevens de registratiedatum vermeld alsmede de wijze waarop de vergadergerechtigden zich kunnen laten registreren en de wijze waarop zij hun rechten kunnen uitoefenen.

28.4	Een onderwerp waarvan de behandeling schriftelijk is verzocht door een of meer aandeelhouders en/of andere vergadergerechtigden die alleen of gezamenlijk ten minste het door de wet voor dit doel voorgeschreven gedeelte van het geplaatste kapitaal van de vennootschap vertegenwoordigen, wordt opgenomen in de oproeping tot de algemene vergadering of wordt op dezelfde wijze aangekondigd als de overige onderwerpen ter bespreking, mits de vennootschap het (met redenen omklede) verzoek niet later dan zestig (60) kalenderdagen voor de dag van de vergadering heeft ontvangen. Dergelijke schriftelijke verzoeken moeten voldoen aan de door het bestuur vastgestelde voorwaarden zoals gepubliceerd op de website van de vennootschap.

29	Algemene vergadering: toegang

29.1	De vergadergerechtigden en de stemgerechtigden die op de registratiedatum voor een algemene vergadering als zodanig zijn ingeschreven in een daartoe door het bestuur aangewezen register, gelden voor die algemene vergadering als vergadergerechtigden respectievelijk stemgerechtigden, ongeacht wie ten tijde van de algemene vergadering de rechthebbenden op de aandelen zijn.

29.2	Als een persoon het vergaderrecht en stemrecht in een algemene vergadering wil uitoefenen, dan moet die persoon de vennootschap uiterlijk op de in de oproeping tot de algemene vergadering genoemde dag en wijze schriftelijk in kennis stellen van zijn voornemen daartoe.

29.3	Het bestuur kan in de oproeping tot een algemene vergadering bepalen dat een stem die voorafgaand aan de vergadering wordt uitgebracht door middel van een elektronisch communicatiemiddel of bij brief, wordt gelijkgesteld met een ter vergadering uitgebrachte stem. Een dergelijke stem kan niet worden uitgebracht vóór de registratiedatum van de algemene vergadering.

29.4	Het bestuur kan besluiten dat iedere vergadergerechtigde bevoegd is om, in persoon of bij schriftelijk gevolmachtigde, door middel van een elektronisch communicatiemiddel aan de algemene vergadering deel te nemen, daarin het woord te voeren en, indien van toepassing, het stemrecht uit te oefenen, op voorwaarde dat deze persoon via hetzelfde elektronisch communicatiemiddel kan worden geïdentificeerd en rechtstreeks kennis kan nemen van de verhandelingen ter vergadering en, indien van toepassing, het stemrecht uit te oefenen. Het bestuur kan voorwaarden verbinden aan het gebruik van het elektronisch communicatiemiddel, mits deze voorwaarden redelijk en noodzakelijk zijn voor de identificatie van de vergadergerechtigden en de betrouwbaarheid en veiligheid van de communicatie. De voorwaarden worden in de oproeping tot een algemene vergadering opgenomen en op de website van de vennootschap gepubliceerd.

29.5	De bestuurders zijn bevoegd de algemene vergadering bij te wonen en hebben als zodanig een raadgevende stem in de algemene vergadering.

29.6	De voorzitter van de algemene vergadering beslist omtrent alle kwesties die verband houden met de toelating tot de algemene vergadering. De voorzitter van de algemene vergadering kan derden toelaten tot de algemene vergadering.

29.7	De vennootschap kan bepalen dat enig persoon, alvorens hij wordt toegelaten tot een algemene vergadering, zichzelf moet identificeren door middel van een geldig paspoort of door middel van een andere wijze van identificatie en/of dergelijke veiligheidsmaatregelen moet ondergaan welke de vennootschap passend acht onder de gegeven omstandigheden.

29.8	De algemene vergadering kan gevoerd worden in het Nederlands of het Engels, zoals bepaald door de voorzitter van de algemene vergadering.

30	Algemene vergadering: voorzitter, secretaris en notulen

30.1	De algemene vergadering wordt voorgezeten door de voorzitter van het bestuur of een andere daartoe door het bestuur aangewezen bestuurder. Indien de voorzitter van het bestuur niet op de vergadering aanwezig is en geen andere bestuurder door het bestuur is aangewezen om de algemene vergadering voor te zitten, wijst de algemene vergadering zelf een voorzitter aan.

30.2	De voorzitter van de algemene vergadering wijst een secretaris van de algemene vergadering aan.

30.3	Van het verhandelde in een algemene vergadering worden door de secretaris notulen gehouden, tenzij op verzoek van het bestuur een notarieel proces-verbaal van de algemene vergadering wordt opgemaakt. De notulen worden vastgesteld door de voorzitter en de secretaris van de algemene vergadering en ten blijke daarvan door hen ondertekend. Een document waaruit blijkt dat een of meer besluiten door de algemene vergadering zijn genomen en dat door de voorzitter en de secretaris van de desbetreffende vergadering is ondertekend, geldt als geldig bewijs van die besluiten.

31	Algemene vergadering: besluitvorming

31.1	Ieder gewoon aandeel geeft recht op het uitbrengen van één (1) stem tijdens de algemene vergadering. Ieder preferent aandeel geeft recht op het uitbrengen van tienduizend (10.000) stemmen tijdens de algemene vergadering.

31.2	Voor zover de wet of deze statuten geen versterkte meerderheid voorschrijven, worden alle besluiten van de algemene vergadering genomen met een gewone meerderheid van de uitgebrachte stemmen.

31.3	De voorzitter van de algemene vergadering bepaalt de wijze van stemming.

31.4	Onthoudingen, blanco stemmen en ongeldige stemmen worden niet als stemmen geteld.

31.5	Het oordeel van de voorzitter van de algemene vergadering omtrent de uitslag van een stemming is beslissend.

31.6	Over alle geschillen betreffende de stemmingen waarin bij de wet of deze statuten niet is voorzien, beslist de voorzitter van de algemene vergadering.

31.7	In de algemene vergadering kan geen stem worden uitgebracht voor een aandeel dat toebehoort aan de vennootschap of een dochtermaatschappij; evenmin voor een aandeel waarvan de vennootschap of een dochtermaatschappij de certificaten houdt. De vennootschap of een dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een pandrecht of een vruchtgebruik heeft. Pandhouders en vruchtgebruikers van aandelen die toebehoren aan de vennootschap of een dochtermaatschappij zijn evenwel niet van het stemrecht uitgesloten, indien het pandrecht of vruchtgebruik was gevestigd voordat het aandeel aan de vennootschap of een dochtermaatschappij toebehoorde.

31.8	Bij de vaststelling hoeveel stemmen door aandeelhouders worden uitgebracht, hoeveel aandeelhouders aanwezig of vertegenwoordigd zijn, of welk gedeelte van het geplaatste kapitaal van de vennootschap in de algemene vergadering is vertegenwoordigd, wordt geen rekening gehouden met aandelen waarvoor krachtens de wet of deze statuten geen stem kan worden uitgebracht.

32	Soortvergaderingen

32.1	De bepalingen van deze statuten met betrekking tot algemene vergaderingen, met uitzondering van de artikelen 26.2 en 29.5, zijn van overeenkomstige toepassing op een soortvergadering van houders van preferente aandelen en andere personen die gerechtigd zijn een dergelijke vergadering bij te wonen, met dien verstande dat de desbetreffende vergadering haar eigen voorzitter benoemt, en voorts met dien verstande dat zolang preferente aandelen niet zijn toegelaten tot de notering van en de handel op een effectenbeurs met medewerking van de vennootschap:

(a)	de oproeping tot een vergadering als bedoeld in dit artikel niet later geschiedt dan op de vijftiende (15e) dag voor die van de vergadering en de oproeping geschiedt aan de adressen als opgenomen in het aandeelhoudersregister;

(b)	besluiten schriftelijk kunnen worden genomen zonder een vergadering te houden zoals bedoeld in dit artikel, mits dergelijke besluiten worden genomen met algemene stemmen van alle stemgerechtigde houders van preferente aandelen; en

(c)	geldige besluiten kunnen worden genomen indien niet is voldaan aan de formaliteiten voor het bijeenroepen en houden van vergaderingen als bedoeld in dit artikel, indien deze besluiten met algemene stemmen zijn genomen in een vergadering waarin alle geplaatste en uitstaande preferente aandelen zijn vertegenwoordigd.

HOOFDSTUK IX – BOEKJAAR, JAARREKENING EN ACCOUNTANT

33	Boekjaar en jaarrekening

33.1	Het boekjaar van de vennootschap valt samen met het kalenderjaar.

33.2	Jaarlijks, binnen de daartoe door de wet gestelde termijn, maakt het bestuur de jaarrekening op. De jaarrekening wordt vergezeld met de verklaring van de accountant als bedoeld in artikel 34.2, het bestuursverslag en de overige gegevens voor zover deze gegevens zijn vereist.

33.3	De jaarrekening wordt ondertekend door de bestuurders; ontbreekt de handtekening van een of meer van hen, dan wordt daarvan onder opgave van redenen melding gemaakt.

33.4	De algemene vergadering stelt de jaarrekening vast.

34	Accountant

34.1	De algemene vergadering geeft aan een accountant opdracht om de jaarrekening te onderzoeken. Indien de algemene vergadering niet overgaat tot het verlenen van een dergelijke opdracht aan een accountant, dan is het bestuur daartoe bevoegd. De uitvoerende bestuurders nemen niet deel aan de beraadslaging en besluitvorming over de verlening van de opdracht tot onderzoek van de jaarrekening aan een accountant.

34.2	De aan de accountant verleende opdracht kan slechts worden ingetrokken door de algemene vergadering en, indien het bestuur de opdracht heeft verleend, door het bestuur, om gegronde redenen en overeenkomstig artikel 2:393 lid 2 BW.

34.3	De accountant brengt omtrent zijn onderzoek verslag uit aan het bestuur en geeft de uitslag van zijn onderzoek weer in een verklaring omtrent de getrouwheid van de jaarrekening.

HOOFDSTUK X – RESERVES, RESULTAAT EN UITKERINGEN

35	Reserves, winst en uitkeringen

35.1	De vennootschap houdt een aparte dividendreserve aan voor de preferente aandelen (bijzondere dividendreserve). De preferente aandelen geven geen recht op enige andere reserve van de vennootschap. Voor een uitkering uit de bijzondere dividendreserve of de gedeeltelijke of volledige vrijgave van een dergelijke reserve is een voorafgaand voorstel van het bestuur en een daaropvolgend besluit van de soortvergadering van preferente aandelen vereist.

35.2	Uitkering van winst geschiedt na vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

35.3	Uitkeringen kunnen slechts geschieden voor zover het eigen vermogen van de vennootschap groter is dan het bedrag van het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet en deze statuten moeten worden aangehouden.

35.4	Het bestuur is bevoegd vast te stellen welk deel van de winst zal worden gereserveerd, met inachtneming van het reserverings- en dividendbeleid van de vennootschap. De vennootschap kan een reserverings- en dividendbeleid hebben dat door het bestuur wordt vastgesteld en gewijzigd.

35.5	De winst die overblijft na reservering overeenkomstig artikel 35.4 wordt eerst aangewend voor toewijzing en toevoeging aan de bijzondere dividendreserve van een bedrag gelijk aan één procent (1%) van het totale nominale bedrag van alle uitstaande preferente aandelen minus enig bedrag toegevoegd aan de bijzondere dividendreserve ingevolge toepassing van artikel 35.9 met betrekking tot enige tussentijdse uitkeringen gedaan gedurende het boekjaar waarop de jaarrekening waaruit de winst blijkt betrekking heeft. De berekening van het bedrag dat moet worden toegewezen en toegevoegd aan de bijzondere dividendreserve geschiedt naar tijdsgelang. Indien preferente aandelen worden uitgegeven gedurende het boekjaar waarop de toekenning en toevoeging betrekking heeft, dan wordt het aan de bijzondere dividendreserve toe te kennen en toe te voegen bedrag met betrekking tot deze nieuw uitgegeven preferente aandelen berekend vanaf de datum waarop deze preferente aandelen zijn uitgegeven tot de laatste dag van het betreffende boekjaar. De preferente aandelen geven geen enkel ander recht op de winst.

35.6	De algemene vergadering kan besluiten tot uitkering van de na toepassing van artikelen 35.4 en 35.5 overgebleven winst. Indien de algemene vergadering niet besluit deze winst geheel of gedeeltelijk uit te keren, wordt de winst (of elke resterende winst na uitkering) ook gereserveerd.

35.7	De algemene vergadering kan slechts op voorstel van het bestuur besluiten tot uitkering aan de aandeelhouders van een dividend in natura of in de vorm van aandelen.

35.8	Het bestuur, of de algemene vergadering op voorstel van het bestuur, kan besluiten tot het doen van uitkeringen ten laste van de agioreserve of andere uitkeerbare reserves die de vennootschap aanhoudt.

35.9	Het bestuur kan besluiten tot het doen van tussentijdse uitkeringen op aandelen, indien (i) uit een overeenkomstig de wettelijke voorschriften opgemaakte tussentijdse vermogensopstelling blijkt dat aan het vereiste van artikel 35.2 is voldaan, (ii) een bedrag gelijk aan één procent (1%) van de totale nominale waarde van alle uitstaande preferente aandelen, vastgesteld op de dividendregistratiedatum die door het bestuur voor een dergelijke tussentijdse uitkering wordt vastgesteld, wordt toegevoegd aan de bijzondere dividendreserve voordat de tussentijdse uitkering wordt gedaan en (iii) alle (overige) toepasselijke wettelijke bepalingen met betrekking tot een dergelijke tussentijdse uitkering zijn nageleefd. Het bedrag dat overeenkomstig de voorgaande zin aan de bijzondere dividendreserve moet worden toegevoegd, wordt verlaagd, maar nooit onder nul (0), met enig bedrag toegevoegd aan de bijzondere dividendreserve op grond van toepassing van dit artikel 35.9 met betrekking tot tussentijdse uitkeringen die gedurende hetzelfde boekjaar zijn gedaan.

35.10	Het bestuur, of de algemene vergadering op voorstel van het bestuur, kan besluiten dat een uitkering op aandelen geheel of gedeeltelijk niet in geld maar in natura of in de vorm van aandelen zal worden gedaan, of dat aandeelhouders de keuze wordt gegeven om de uitkering in geld of in natura en/of in de vorm van aandelen te ontvangen (zulks met inachtneming van de artikelen 7 en 9), en kan de voorwaarden vaststellen waaronder een dergelijke keuze aan de aandeelhouders kan worden geboden.

35.11	Bij de berekening van het bedrag van enige uitkering op aandelen, tellen de aandelen die de vennootschap in haar kapitaal houdt niet mee, tenzij die aandelen bezwaard zijn met een vruchtgebruik of een pandrecht.

36	Mededelingen en betalingen

36.1	De datum waarop dividenden en andere uitkeringen betaalbaar worden gesteld, wordt aangekondigd overeenkomstig de wet en gepubliceerd op de website van de vennootschap.

36.2	Uitkeringen worden op een door het bestuur bepaalde dag betaalbaar gesteld.

36.3	De personen die gerechtigd zijn tot een uitkering zijn de desbetreffende aandeelhouders, vruchtgebruikers van aandelen en pandhouders van aandelen, op een datum bepaald door het bestuur voor dat doel. Deze datum zal niet eerder zijn dan de datum waarop de uitkering was aangekondigd.

36.4	Uitkeringen waarover vijf (5) jaren en één (1) dag nadat zij opeisbaar zijn geworden niet is beschikt, vervallen aan de vennootschap en worden aan de reserves toegevoegd.

36.5	Het bestuur kan bepalen dat uitkeringen op aandelen in euro dan wel in een andere valuta betaalbaar worden gesteld.

HOOFDSTUK XI – STATUTENWIJZIGING, ONTBINDING EN VEREFFENING

37	Statutenwijziging

37.1	De algemene vergadering kan op voorstel van het bestuur besluiten deze statuten te wijzigen.

37.2	Wanneer aan de algemene vergadering een voorstel tot wijziging van deze statuten wordt gedaan, moet zulks bij de oproeping tot die vergadering worden vermeld en moet een afschrift van het voorstel, waarin de voorgestelde wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden neergelegd en kosteloos verkrijgbaar worden gesteld voor aandeelhouders en andere vergadergerechtigden, tot de afloop van de vergadering. Van een wijziging van deze statuten wordt een notariële akte opgemaakt.

38	Ontbinding en vereffening

38.1	De algemene vergadering kan op voorstel van het bestuur besluiten de vennootschap te ontbinden.

38.2	In geval van ontbinding van de vennootschap ingevolge een besluit van de algemene vergadering, worden de bestuurders vereffenaars van het vermogen van de ontbonden vennootschap. De algemene vergadering kan besluiten andere personen tot vereffenaars te benoemen.

38.3	Gedurende de vereffening blijven de bepalingen van deze statuten voor zover mogelijk van kracht.

38.4	Hetgeen na voldoening van de schulden van de ontbonden vennootschap is overgebleven, wordt overgedragen naar rato van het aantal gewone aandelen en preferente aandelen dat door iedere aandeelhouder wordt gehouden.

Unofficial translation of the articles of association of Terra Innovatum Global N.V. as they read after execution of the deed of cross-border conversion and amendment of these articles of association before a deputy of Michel Pieter van Agt, civil law notary in Amsterdam, the Netherlands, on 6 October 2025, which cross-border conversion became effective on 7 October 2025.

Please note that this is an unofficial office translation, in which an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION:

CHAPTER I – DEFINITIONS AND INTERPRETATION

1	Definitions

1.1	In these Articles of Association the following words shall have the following meanings:

Annual Accounts: the Company’s annual accounts as referred to in Section 2:361 DCC;

Articles of Association: these articles of association;

Auditor: an auditor as referred to in Section 2:393 DCC, or an organization in which auditors referred to in Section 2:393 DCC work together;

BCA: the business combination agreement entered into on the twenty-first day of April two thousand twenty-five by and among GSR III Acquisition Corp. and Terra Innovatum s.r.l., and such other parties that will sign joinders to this business combination agreement, as amended from time to time or completely readopted, and which contains contractual arrangements between the aforementioned parties in respect of, among others, the conversion of Preferred Shares into Ordinary Shares;

Board: the Company’s board of directors;

Board Regulations: the written rules and regulations adopted by the Board as referred to in Article 22.4;

Class Meeting: the meeting of holders of Shares of a specific class, and if a specific class is added it means the meeting of that specific class;

Class Meeting Preferred Shares: the meeting of holders of Preferred Shares;

Company: the Company to which these Articles of Association pertain;

Conversion Confirmation: has the meaning assigned thereto in Article 7.4;

Conversion Request: has the meaning assigned thereto in Article 7.2;

DCC: the Dutch Civil Code;

DCGC: the Dutch Corporate Governance Code, as amended from time to time;

Director: an Executive Director or a Non-Executive Director;

Executive Director: a member of the Board appointed as executive director;

General Meeting: the corporate body of the Company consisting of Shareholders and all other Persons with Meeting Right or a meeting of Shareholders and other Persons with Meeting Right, as the case may be;

Group Company: a group company of the Company as referred to in Section 2:24b DCC;

in writing: by letter, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Management Report: the Company's management report as referred to in Section 2:391 DCC;

Meeting Right: the right, either in person or by proxy authorized in writing, to attend and address the General Meeting;

Non-Executive Director: a member of the Board appointed as non-executive director;

Ordinary Share: an ordinary share in the Company’s share capital;

Persons with Meeting Right: Shareholders, holders of a usufruct with Meeting Right and holders of a right of pledge with Meeting Right;

Persons with Voting Rights: Shareholders with voting rights, holders of a usufruct with voting rights and holders of a right of pledge with voting rights in the General Meeting;

Preferred Share: a convertible preferred share in the Company’s share capital;

Record Date: the twenty-eighth (28th) calendar day prior to the date of a General Meeting;

Share: a share in the Company’s share capital; unless the contrary is expressed this shall include each Ordinary Share and each Preferred Share;

Shareholder: a holder of one or more Shares, unless the contrary is expressed this shall include each holder of Ordinary Shares and each holder of Preferred Shares;

Special Dividend Reserve: has the meaning assigned thereto in Article 35.1;

Subsidiary: a subsidiary of the Company as referred to in Section 2:24a DCC;

Trading Day: a day on which all of the stock exchanges, on which the Ordinary Shares upon the request of, or on behalf of, the Company have been (conditionally or unconditionally) admitted to trading from time to time, are open for trading;

2	Construction

2.1	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

2.2	Any reference to a gender includes all genders.

CHAPTER II – NAME, REGISTERED OFFICE AND OBJECTS

3	Name and registered office

3.1	The Company's name is Terra Innovatum Global N.V.

3.2	The registered office of the Company is in Amsterdam, the Netherlands.

4	Objects

The objects of the Company are:

(d)	to design, develop and market micromodular nuclear reactors directly or through its Group Companies;

(e)	to provide technical and scientific services in various fields of engineering, including energy (also based on nuclear fission), mechanical engineering, transportation, waste management, and environmentally sustainable systems and infrastructures, directly or through its Group Companies;

(f)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(g)	to finance businesses and companies;

(h)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness, as well as to enter into agreements in connection with aforementioned activities;

(i)	to render advice and services to Group Companies and to third parties;

(j)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, Group Companies and/or third parties;

(k)	to acquire, alienate, manage and exploit registered property and items of property in general;

(l)	to trade in currencies, securities and items of property in general;

(m)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights; and

(n)	to perform any and all activities of an industrial, financial or commercial nature, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III – SHARE CAPITAL

5	Authorized capital

5.1	The authorized capital of the Company amounts to five million eight hundred four thousand euro (EUR 5,804,000).

5.2	The authorized capital of the Company is divided into five hundred million (500,000,000) Ordinary Shares, with a nominal value of one eurocent (EUR 0.01) each and eight thousand forty (8,040) Preferred Shares, with a nominal value of one hundred euro (EUR 100) each.

5.3	Upon the conversion of one or more Preferred Shares into Ordinary Shares referred to in Article 7, the authorized capital shall decrease with the number of Preferred Shares so converted and shall increase with the number of Ordinary Shares into which such Preferred Shares were converted.

5.4	Within eight (8) calendar days after a conversion of one or more Preferred Shares into Ordinary Shares, the Board shall (i) file a notification thereof with the Dutch trade register, which notification must at least include the authorized capital following the conversion, and (ii) register the conversion in the shareholders’ register as referred to in Article 7.

5.5	No share certificates shall be issued.

6	Shareholders’ register

6.1	The Board must keep a shareholders’ register; the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

6.2	Each Shareholder's name, address and further information as required by law or considered appropriate by the Board are recorded in the shareholders’ register. Shareholders shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars will be the responsibility of the Shareholder concerned.

6.3	If a Shareholder so requests, the Board shall provide the Shareholder, free of charge, with written evidence of the information in the shareholders’ register concerning the Shares registered in the Shareholder's name.

6.4	The Articles 6.2 and 6.3 shall apply by analogy to holders of a usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice upon the Company.

7	Conversion of Preferred Shares into Ordinary Shares

7.1	Each Preferred Share can be converted into ten thousand (10,000) Ordinary Shares, subject to the provisions of this Article 7.

7.2	Upon fulfilment of the contractual conversion conditions as included in the BCA as determined by the Board (i) voluntarily or (ii) at the request of a holder of Preferred Shares (Conversion Request), the Board shall convert the Preferred Shares held by the Shareholders into Ordinary Shares in the ratio as set out in Article 7.1.

7.3	The Conversion Request shall be made in writing and shall specify the number and numbering of Preferred Shares to be converted.

7.4	The conversion of one or more Preferred Shares will only take effect upon the issuance by the Board of a confirmation that the contractual conversion conditions as included in the BCA are met (Conversion Confirmation).

7.5	The conversion of a Preferred Share shall take place as of the date of the issuance of a Conversion Confirmation, or on such later date as the Board shall indicate in the Conversion Confirmation.

7.6	Upon the conversion of a Preferred Share, a proportionate part of the Special Dividend Reserve attached to that Preferred Share will be reallocated to the respective reserve(s) attached to the Ordinary Shares that the Preferred Share is being converted into.

8	Issuance of Shares

8.1	Shares shall be issued pursuant to a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. Such designation by the General Meeting must state the number of Shares that may be issued. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

8.2	If and insofar as the Board is not designated by the General Meeting, Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares as described in Article 8.1.

8.3	The Articles 8.1 and 8.2 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person exercising a previously granted right to subscribe for Shares.

8.4	If the resolution of the General Meeting to issue Shares or to designate the authority to issue Shares to the Board as referred to in Article 8.1 is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

8.5	A resolution of the General Meeting as referred to in this Article 7 can only be adopted at the proposal of the Board.

9	Pre-emptive rights

9.1	Each holder of Ordinary Shares shall have a pre-emptive right on any issuance of Ordinary Shares in proportion to the aggregate amount of its Ordinary Shares. This pre-emptive right does not apply to:

(o)	Ordinary Shares issued to employees of the Company or a Group Company;

(p)	Ordinary Shares that are issued against payment other than in cash; and

(q)	Ordinary Shares issued to a person exercising a previously granted right to subscribe for Ordinary Shares.

9.2	Holders of Preferred Shares shall have no pre-emptive right on any issuance of Ordinary Shares and no Shareholder shall have a pre-emptive right on any issuance of Preferred Shares.

9.3	Pre-emptive rights may be limited or excluded by a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions, and the Board has also been designated to issue Shares in accordance with Article 8.1. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

9.4	If and insofar as the Board is not designated by the General Meeting, pre-emptive rights may be limited or excluded by a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to limit or exclude pre-emptive rights if such is specifically stipulated in the resolution authorizing the Board to limit or exclude pre-emptive rights as described in Article 9.2.

9.5	A resolution of the General Meeting to limit or exclude pre-emptive rights and a resolution to designate the Board thereto, can only be adopted at the proposal of the Board and shall require a majority of at least two-thirds (2/3) of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

9.6	When adopting a resolution to issue Ordinary Shares, the General Meeting or the Board shall determine how and during which period these pre-emptive rights may be exercised, subject to Section 2:96a DCC.

9.7	This Article 9.1 shall apply by analogy to the granting of rights to subscribe for Shares.

10	Payment on Shares

10.1	Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of the Sections 2:80, 2:80a and 2:80b DCC.

10.2	Payment on Shares must be made in cash if no alternative contribution has been agreed. Payment other than in cash must be made in accordance with the provisions of Section 2:94b DCC. Payment in a currency other than euro may only be made with the consent of the Company and with due observance of the provisions of Section 2:93a DCC.

10.3	Ordinary Shares issued to (i) current or former employees of the Company or a Group Company, (ii) current or former Directors under an equity compensation plan of the Company and (iii) holders of a right to subscribe for Ordinary Shares granted in accordance with Article 8.3 may be paid-up at the expense of the reserves of the Company, notwithstanding the provisions of Article 35.

10.4	The Board may perform legal acts as referred to in Section 2:94 DCC without the prior approval of the General Meeting.

CHAPTER IV – OWN SHARES AND CAPITAL REDUCTION

11	Share repurchase and disposal of Shares

11.1	The Company may repurchase fully paid-up Shares (i) for no consideration or (ii) against consideration if and insofar as the Board has been authorized thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. The General Meeting shall determine in its authorization how many Shares the Company may repurchase, in what manner and at what price range.

11.2	The authorization by the General Meeting is not required if the Company repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of the Company or a Group Company under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange.

11.3	Any disposal of Shares by the Company shall require a resolution of the Board. Such resolution shall also stipulate any conditions of the disposal.

12	Capital reduction

12.1	The General Meeting may only at the proposal of the Board resolve to reduce the Company’s issued capital by (i) reducing the nominal value of Shares through amendment of the Articles of Association or (ii) cancelling Shares held by the Company itself.

12.2	A resolution of the General Meeting to reduce the Company’s issued capital, shall require a majority of at least two-thirds (2/3) of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

12.3	A resolution of the General Meeting to reduce the Company’s issued capital by cancelling all Preferred Shares, shall require a prior or simultaneous approval by the Class Meeting Preferred Shares.

12.4	If the resolution of the General Meeting to reduce the Company’s issued capital by reducing the nominal value of Shares through amendment of these Articles of Association, as referred to above, is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

CHAPTER V – TRANSFER OF SHARES

13	Transfer of Shares

13.1	The transfer of Shares shall require a deed executed for that purpose and, save in the event the Company itself is a party to such legal act, written acknowledgement by the Company of the transfer. Service of notice of such deed to the Company or of a true copy or extract of such deed will be the equivalent of such acknowledgement.

13.2	Article 13.1 shall apply mutatis mutandis to the creation of a right of pledge or usufruct on a Share, provided that a right of pledge may also be created without acknowledgement by or service of notice upon the Company, in which case Section 3:239 DCC applies and the acknowledgement by or service of notice upon the Company shall replace the announcement as referred to in Section 3:239(3) DCC.

13.3	If and as long as one or more Ordinary Shares are admitted to trading on the NASDAQ Stock Market, the Board may resolve that the laws of the State of New York, United States of America, shall apply to the property law aspects of the Ordinary Shares, as a result of which the articles 13.1 and 13.2 shall not apply to the Ordinary Shares. Such resolution and the revocation thereof shall be made available for inspection on the Company’s website and at the Dutch trade register.

14	Transfer restrictions

A transfer of Shares is not subject to any transfer restrictions under these Articles of Association.

CHAPTER VI – LIMITED RIGHTS TO SHARES

15	Right of pledge on Shares

15.1	Ordinary Shares can be pledged. Preferred Shares cannot be pledged.

15.2	If an Ordinary Share is encumbered with a right of pledge, the voting rights attached to that Ordinary Share shall vest in the Shareholder, unless at the creation of the right of pledge the voting rights were granted to the pledgee. A pledgee with voting rights shall have Meeting Right.

15.3	A Shareholder who as a result of a right of pledge does not have voting rights, shall have Meeting Right. A pledgee without voting rights shall not have Meeting Right.

16	Usufruct on Shares

16.1	If a usufruct is created on a Ordinary Share, the voting rights attached to that Ordinary Share shall vest in the Shareholder, unless at the creation of the usufruct the voting rights were granted to the usufructuary. A usufructuary with voting rights shall have Meeting Right.

16.2	If a usufruct is created on a Preferred Share, the voting rights attached to that Preferred Share shall vest in the Shareholder. The voting rights attached to a Preferred Share may not be granted to the usufructuary.

16.3	A Shareholder who as a result of a usufruct does not have voting rights, shall have Meeting Right. A usufructuary without voting rights shall not have Meeting Right.

17	Depositary receipts

The Company shall not cooperate with the issuance of depositary receipts for Shares.

CHAPTER VII – MANAGEMENT AND SUPERVISION

18	Board: composition, appointment, suspension and dismissal

18.1	The Company shall be managed by the Board. The Board shall consist of one (1) or more Executive Directors and two (2) or more Non-Executive Directors. The number of Executive Directors and the number of Non-Executive Directors shall be determined by the Board. Only individuals may be Directors.

18.2	The Executive Directors and Non-Executive Directors shall be appointed as such by the General Meeting at the binding nomination of the Board. A nomination by the Board shall state whether a person is nominated for appointment as Executive Director or Non-Executive Director. The person so nominated is appointed by a resolution adopted by the General Meeting with a simple majority of the votes cast.

18.3	The General Meeting may at all times overrule the binding nomination for appointment of a Director by a simple majority of the votes cast, representing at least one/third (1/3) of the issued capital of the Company. If the nomination comprises one (1) candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled. If the binding nomination for appointment of a Director is overruled, a new binding nomination may be made.

18.4	A Director shall be appointed for a maximum period of one (1) year, provided that his term of office shall lapse immediately after the close of the annual General Meeting held in the year after his appointment. A Director may be reappointed with due observance of the preceding sentence. A Non-Executive Director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Board the General Meeting resolves otherwise.

18.5	The General Meeting may at all times suspend or dismiss any Director. A resolution of the General Meeting to suspend or dismiss a Director other than at the proposal of the Board requires a two-thirds (2/3) majority of the votes cast. The Board may at all times suspend an Executive Director.

18.6	A suspension may be extended one or more times, but may not last longer than three (3) months in aggregate. If at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end. A suspension can be terminated by the General Meeting at any time.

19	Board: vacancy or inability

19.1	If the seat of an Executive Director is vacant or upon the inability of an Executive Director, the remaining Executive Directors shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, provided that the Board may provide for one or more temporary replacements.

19.2	If the seat of a Non-Executive Director is vacant or upon inability of a Non-Executive Director, the remaining Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director, provided that the Board may provide for a temporary replacement. If the seats of all Non-Executive Directors are vacant or upon inability of all Non-Executive Directors, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the Non-Executive Directors to one or more other individuals.

19.3	A Director shall in any event be unable to act within the meaning of the Articles 19.1 and 19.2:

(r)	during the period for which the Director has claimed inability in writing;

(s)	during the Director's suspension; or

(t)	during periods when the Company has not been able to contact the Director (including as a result of illness), provided that such period lasted longer than five (5) consecutive calendar days (or such other period as reasonably determined by the Board).

20	Board: CEO, chairperson of the Board and other titles

20.1	The Board shall designate an Executive Director as CEO

20.2	The Board shall designate a Non-Executive Director as chairperson of the Board. The Board may designate a Non-Executive Director as vice-chairperson.

20.3	The Board may also grant other titles to Directors.

21	Board: remuneration

21.1	The Company has a policy in respect of the remuneration of Executive Directors and Non-Executive Directors. The remuneration policy is adopted by the General Meeting at the proposal of the Board. A resolution to adopt the remuneration policy requires a simple majority of the votes cast.

21.2	The remuneration of the Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting. The Executive Directors shall not participate in the deliberations and decision-making regarding the determination of the remuneration of the Executive Directors.

21.3	The remuneration of the Non-Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting.

21.4	A proposal with respect to remuneration schemes in the form of Shares or rights to subscribe for Shares shall be submitted by the Board to the General Meeting for its approval. Such proposal shall state at least the maximum number of Shares or rights to subscribe for Shares that may be granted to Directors and the criteria for making or amending such grants.

22	Board: tasks and duties

22.1	The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these Articles of Association to others. In the performance of their tasks, the Directors shall be guided by the interests of the Company and the enterprise connected with it.

22.2	The Executive Directors are primarily responsible for all day-to-day operations of the Company. The Non-Executive Directors supervise (i) the Executive Directors’ policy and performance of duties and (ii) the Company's general affairs and its business, and render advice and direction to the Executive Directors. The Executive Directors shall timely provide the Non-Executive Directors with the information they need to carry out their duties.

22.3	The Directors furthermore perform any duties allocated to them under or pursuant to the law or these Articles of Association.

22.4	With due observance of these Articles of Association, the Board shall adopt Board Regulations dealing with its internal organization, the manner in which decisions are taken, any quorum requirements, the composition, duties and organization of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board.

22.5	The Board may allocate its duties and powers among the Directors pursuant to the Board Regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors:

(u)	supervising the performance of the Executive Directors;

(v)	making a nomination for the appointment of Directors;

(w)	determining an Executive Director's remuneration; and

(x)	instructing an auditor to audit the Annual Accounts.

22.6	Without prejudice to any other provisions of these Articles of Association, the Board shall require the approval of the General Meeting for resolutions regarding a significant change in the identity or nature of the Company or the enterprise connected with it, including in any event:

(y)	the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(z)	concluding or cancelling any long-lasting cooperation of the Company or a Subsidiary with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to the Company; and

(aa)	acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third (1/3) of the Company’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts, by the Company or a Subsidiary.

23	Board: decision-making

23.1	Resolutions of the Board shall be adopted by a simple majority of the votes cast, unless these Articles of Association or the Board Regulations provide for a qualified majority. Each Director shall have one (1) vote. If there is a tie vote, the proposal shall be rejected.

23.2	At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing.

23.3	Meetings of the Board may be held by means of an assembly of Directors in person or by telephone, video conference or any other means of electronic communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the foregoing ways shall constitute presence at such meeting.

23.4	A document stating that one or more resolutions have been adopted by the Board and signed by the chairperson of the Board or by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

23.5	The Board may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Directors entitled to vote objects to this manner of decision-making.

23.6	A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the Company and the enterprise connected with it, or in the event of being involved in a related party transaction within the meaning of Section 2:169(4) DCC. If the Board is unable to adopt a resolution as a result of all Directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, or due to all Directors being involved in a related party transaction within the meaning of Section 2:169(4) DCC, the decision shall nevertheless be taken by the Board.

23.7	The Board may determine pursuant to the Board Regulations or otherwise in writing that one or more Directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) DCC.

24	Board: indemnification

24.1	The Company shall indemnify each current or former Director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director for any and all:

(bb)	costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that Director’s defenses in the relevant action, suit, proceeding or investigation or a settlement thereof;

(cc)	liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that Director, excluding any reputational damages and (other) immaterial damages; and

(dd)	payments by that Director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Company (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

24.2	Any indemnification by the Company referred to in Article 24.1 shall be made only upon a determination by the Board that indemnification of the Director is proper under the circumstances because he had met the applicable standard of conduct set forth in Article 24.1.

24.3	Indemnified amounts referred to in Article 24.1 under (a) until (c) inclusive may be paid by the Company in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that Director, upon a resolution of the Board with respect to the specific case.

24.4	A Director, current or former, shall not be entitled to any indemnification as mentioned in this Article 24, if and to the extent:

(ee)	Dutch law would not permit such indemnification;

(ff)	a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former Director can be considered intentional, fraudulent, grossly negligent, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

(gg)	the costs or the decrease in assets of the current or former Director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

(hh)	the Company and/or a Group Company brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel, in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by the Company under this Article 24.

25	Representation

25.1	The Company shall be represented by the Board. Any Executive Director shall also be authorized to represent the Company.

25.2	The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer's title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

CHAPTER VIII – GENERAL MEETING

26	General Meeting

26.1	General Meetings can be held in Amsterdam, Rotterdam or Haarlemmermeer (including Schiphol Airport).

26.2	The annual General Meeting shall be held each year within six (6) months after the end of the Company’s financial year. Other General Meetings shall be held as often as the Board or the chairperson of the Board necessary.

27	General Meeting: convocation

27.1	General Meetings are convened by the Board or the chairperson of the Board.

27.2	One or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company's issued capital prescribed by law for this purpose, may request the Board in writing to convene a General Meeting setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Shareholders and/or other Persons with Meeting Right may at their request be authorized by the preliminary relief judge of the district court to convene a General Meeting.

28	General Meeting: notice and agenda

28.1	The notice of a General Meeting shall be given by the Board by means of an announcement with due observance of the statutory notice period and in accordance with the law.

28.2	The notice of a General Meeting shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of the Company and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication as referred to in Article 29.4, with due observance of the relevant provisions of the law.

28.3	The notice of a General Meeting shall also state the Record Date and the manner in which the Persons with Meeting Right may procure their registration and exercise their rights.

28.4	A subject for discussion which has been requested in writing by one or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company's issued capital prescribed by law for this purpose, shall be included in the notice of the General Meeting or shall be notified in the same manner as the other subjects for discussion, provided the Company has received the request (including the reasons for such request) not later than sixty (60) calendar days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Board as published on the Company’s website.

29	General Meeting: admittance

29.1	Those Persons with Meeting Right and those Persons with Voting Rights who are listed on the Record Date for a General Meeting as such in a register designated for that purpose by the Board, are deemed Persons with Meeting Right or Persons with Voting Rights, respectively, for that General Meeting, regardless of who is entitled to the Shares at the date of the General Meeting.

29.2	In order for a person to be able to exercise Meeting Right and the right to vote in a General Meeting, that person must notify the Company in writing of his intention to do so no later than on the date and in the manner mentioned in the notice convening the General Meeting.

29.3	The Board may determine in the notice of a General Meeting that any vote cast prior to the meeting by means of electronic communication or by means of a letter, shall be deemed to be a vote cast in the meeting. Such a vote may not be cast prior to the Record Date for the General Meeting.

29.4	The Board may determine that each Person with Meeting Right has the right, in person or represented by a written proxy, to take part in, address and, to the extent applicable, to vote at the General Meeting by means of electronic communication, provided that such person can be identified via the same electronic means and is able to directly observe the proceedings and, to the extent applicable, to vote at the meeting. The Board may attach conditions to the use of the electronic communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Right and for the reliability and security of the communication. The conditions must be included in the notice of a General Meeting and be published on the Company’s website.

29.5	The Directors are authorized to attend the General Meeting and shall, as such, have an advisory vote at the General Meeting.

29.6	The chairperson of the General Meeting decides on all matters relating to admission to the General Meeting. The chairperson of the General Meeting may admit third parties to the General Meeting.

29.7	The Company may direct that any person, before being admitted to a General Meeting, identifies himself by means of a valid passport or other means of identification and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances.

29.8	The General Meeting may be conducted in Dutch or English as determined by the chairperson of the General Meeting.

30	General Meeting: chairperson, secretary and minutes

30.1	The General Meeting shall be presided over by the chairperson of the Board or another Director designated for that purpose by the Board. If the chairperson of the Board is not present at the meeting and no other Director has been designated by the Board to preside over the General Meeting, the General Meeting itself shall appoint a chairperson.

30.2	The chairperson of the General Meeting shall appoint a secretary of the General Meeting.

30.3	Minutes of the proceedings at a General Meeting shall be kept by the secretary, unless a notarial record of the General Meeting is prepared at the request of the Board. The minutes shall be adopted by the chairperson and the secretary of the General Meeting and shall be signed by them as evidence thereof. A document stating that one or more resolutions have been adopted by the General Meeting and signed by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

31	General Meeting: decision-making

31.1	Each Ordinary Share confers the right to cast one (1) vote at the General Meeting. Each Preferred Share confers the right to cast ten thousand (10,000) votes at the General Meeting.

31.2	To the extent the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast.

31.3	The chairperson of the General Meeting shall decide on the method of voting.

31.4	Abstentions, blank votes and invalid votes shall not be counted as votes.

31.5	The ruling by the chairperson of the General Meeting on the outcome of a vote shall be decisive.

31.6	All disputes concerning voting for which neither the law nor these Articles of Association provide a solution are decided by the chairperson of the General Meeting.

31.7	No votes may be cast at the General Meeting for a Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. The Company or a Subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a usufruct. However, holders of a right of pledge or a usufruct on Shares held by the Company or a Subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or a Subsidiary.

31.8	When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or which part of the Company's issued capital is represented at the General Meeting, no account shall be taken of Shares for which, pursuant to the law or these Articles of Association, no vote can be cast.

32	Class Meetings

The provisions of these Articles of Association with respect to General Meetings, save for the Articles 26.2 and 29.5, shall apply mutatis mutandis to a Class Meeting Preferred Shares and other persons entitled to attend such meeting, provided that the applicable meeting shall appoint its own chairperson, and furthermore provided that for as long as Preferred Shares are not admitted to listing and trading on a stock exchange with the cooperation of the Company:

(a)	notice of a meeting as referred to in this Article shall be given no later than on the fifteenth (15th) day before the date of the meeting and the convocation notice shall be sent to the addresses as included in the shareholders’ register;

(b)	resolutions may be adopted in writing without holding a meeting as referred to in this Article, provided such resolutions are adopted by the unanimous vote of all holders of Preferred Shares entitled to vote; and

(c)	valid resolutions may be adopted if the formalities for convening and holding of meetings as referred to in this Article have not been complied with, if adopted by unanimous vote in a meeting at which all issued and outstanding Preferred Shares are represented.

CHAPTER IX – FINANCIAL YEAR, ANNUAL ACCOUNTS AND AUDITOR

33	Financial year and annual accounts

33.1	The Company's financial year shall be the calendar year.

33.2	Annually, within the term set by law, the Board shall prepare the Annual Accounts. The Annual Accounts must be accompanied by a statement of the auditor as referred to in Article 34.2, the Management Report, and the additional information to the extent that this information is required.

33.3	The Annual Accounts shall be signed by the Directors; if one or more of their signatures is lacking, this shall be stated, giving the reasons therefor.

33.4	The Annual Accounts shall be adopted by the General Meeting.

34	Auditor

34.1	The General Meeting shall instruct an Auditor to audit the Annual Accounts. If the General Meeting fails to issue the instructions to an Auditor, the Board shall be authorized to do so. The Executive Directors shall not participate in the deliberations and decision-making regarding instructing an Auditor to audit the Annual Accounts.

34.2	The instructions issued to the Auditor may only be revoked by the General Meeting and, if the Board issued the instructions, by the Board, for valid reasons and in accordance with Section 2:393(2) DCC.

34.3	The Auditor shall report the findings of the audit to the Board and present the results of the audit in a statement on the true and fair view provided by the Annual Accounts.

CHAPTER X – RESERVES, PROFITS AND DISTRIBUTIONS

35	Reserves, profits and distributions

35.1	The Company shall maintain a separate dividend reserve for the Preferred Shares (Special Dividend Reserve). The Preferred Shares shall not carry any entitlement to any other reserve of the Company. Any distribution out of the Special Dividend Reserve or the partial or full release of such reserve will require a prior proposal from the Board and a subsequent resolution of the Class Meeting Preferred Shares.

35.2	Distribution of profits shall be made after adoption of the Annual Accounts from which it appears that the same is permitted.

35.3	Distributions may be made only to the extent the Company's equity exceeds the sum of its paid up and called up part of its issued capital and the reserves which must be maintained pursuant to the law or these Articles of Association.

35.4	The Board may determine which part of the profits shall be reserved, with due observance of the Company’s policy on reserves and dividends. The Company may have a policy on reserves and dividends to be determined and amended by the Board.

35.5	The profits remaining after reservation in accordance with Article 35.4 shall first be applied to allocate and add to the Special Dividend Reserve an amount equal to one percent (1%) of the aggregate nominal value of all outstanding Preferred Shares minus any amount added to the Special Dividend Reserve pursuant to application of Article 35.9 in respect of any interim distributions made during the financial year to which the Annual Accounts from which the profits appear relate. The calculation of the amount to be allocated and added to the Special Dividend Reserve shall occur on a time-proportionate basis. If Preferred Shares are issued during the financial year to which the allocation and addition pertains, then the amount to be allocated and added to the Special Dividend Reserve in respect of these newly issued Preferred Shares shall be calculated as from the date on which such Preferred Shares were issued until the last day of the financial year concerned. The Preferred Shares shall not carry any other entitlement to the profits.

35.6	The General Meeting may resolve to distribute any part of the profits remaining after application of the Articles 35.4 and 35.5. If the General Meeting does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

35.7	The General Meeting may only resolve to distribute to the Shareholders a dividend in kind or in the form of Shares at the proposal of the Board.

35.8	The Board, or the General Meeting at the proposal of the Board, may resolve to make distributions from the share premium reserve or other distributable reserves maintained by the Company.

35.9	The Board may resolve to make interim distributions on Shares, provided that (i) an interim statement of assets and liabilities drawn up in accordance with the statutory requirements shows that the requirement of Article 35.2 has been fulfilled, (ii) an amount equal to one percent (1%) of the aggregate nominal value of all outstanding Preferred Shares, determined as at the dividend record date determined by the Board for such interim distribution, is added to the Special Dividend Reserve before the interim distribution is made, and (iii) any (other) applicable statutory provisions pertaining to such interim distribution have been observed. The amount to be added to the Special Dividend Reserve in accordance with the foregoing sentence shall be reduced, but never below zero (0), by any amount added to the Special Dividend Reserve pursuant to application of this Article 35.9 in respect of any interim distributions made during that same financial year.

35.10	The Board, or the General Meeting at the proposal of the Board, may resolve that a distribution on Shares shall not be paid in whole or in part in cash but in kind or in the form of Shares, or decide that Shareholders shall be given the option to receive the distribution in cash or in kind and/or in the form of Shares (and with due observance of Articles 7 and 9), and may determine the conditions under which such option can be given to the Shareholders.

35.11	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded, unless such Shares are encumbered with a usufruct or right of pledge.

36	Notices and payments

36.1	The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on the Company’s website.

36.2	Distributions shall be payable on the date determined by the Board.

36.3	The persons entitled to a distribution shall be the relevant Shareholders, holders of a usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

36.4	Distributions which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

36.5	The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

CHAPTER XI – AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION

37	Amendment of the Articles of Association

37.1	The General Meeting may resolve to amend these Articles of Association at the proposal of the Board.

37.2	If a proposal to amend these Articles of Association is to be submitted to the General Meeting, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company's office for inspection by, and must be made available free of charge to Shareholders and other Persons with Meeting Right, until the conclusion of the meeting. An amendment of these Articles of Association shall be laid down in a notarial deed.

38	Dissolution and liquidation

38.1	The General Meeting may resolve to dissolve the Company at the proposal of the Board.

38.2	If the Company is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Company's property. The General Meeting may decide to appoint other persons as liquidators.

38.3	During liquidation, to the extent possible these Articles of Association shall continue to apply.

38.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred pro rata in proportion to the number of Ordinary Shares and Preferred Shares held by each Shareholder.